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                                                                      EXHIBIT 99

         ECC INTERNATIONAL CORP. COMPLETES SALE OF ITS VENDING DIVISION


WAYNE, PA - November 26, 1997--ECC International Corp. (NYSE:ECC) announced today that it has completed the sale of the fixed assets, inventory and trade receivables of its ECC Vending Corp. subsidiary for approximately $7.9 million to an affiliate of Maytag Corporation. The proceeds from the sale have been applied to the reduction of the Company's bank debt. A preliminary agreement of sale was announced on September 25, 1997. The anticipated financial effect of the sale was taken into consideration in ECC's June 30, 1997 fiscal year end financial statements.

ECC International Corp. is a world leader in the design, research and production of simulators and related training programs for crew, operator and maintenance training. Through its headquarters and Instructional Systems Development Group in Wayne, PA; its Systems Design and Production Center in Orlando, FL; and through a wholly owned subsidiary, ECC Simulation Limited in Sussex, England, the Company provides a wide range of products and services used by all branches of the U.S. Department of Defense and by armed forces in 25 countries.